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                                                                     EXHIBIT P-1


                        [Milbank, Tweed, Hadley & McCloy
                                   Letterhead]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                           Re:      Interstate Energy Corporation
                                    Form U-1 Application-Declaration
                                    (File No. 70-8891)

Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by WPL Holdings, Inc. ("WPLH"), a Wisconsin corporation and a public utility holding company exempt from registration under Section 3(a)(1) of the Act, IES Industries Inc. ("IES"), an Iowa corporation and a holding company exempt from registration under Rule 2 under Section 3(a)(1) of the Act and Interstate Power Company ("IPC"), a Delaware corporation and a public utility company. The Application relates to the combination of WPLH, IES and IPC, pursuant to which the utility subsidiary of IES, IES Utilities Inc., and IPC will merge to become subsidiaries of WPLH and, upon consummation of the merger, WPLH will be renamed Interstate Energy Corporation ("IEC"). After the approval of the combination and the consummation of the merger, IEC will register with the Commission as a holding company under the Act.

                  In the Application, WPLH, IES and IPC also request that the Commission approve, among other things: the establishment of Interstate Services Company ("Services") in accordance with Rule 88 under the Act; the execution of the Utility and Non-Utility Service Agreements; the retention by IEC of its gas properties, utility subsidiaries and non-utility affiliates; the continuation of all outstanding intrasystem obligations and guarantees; the issuance of shares of IEC stock, $.01 per share, in connection with the Transaction; and authority, for a period ending five years after the date of the Commission's Order approving the matters requested by the Application, for IEC to issue (and/or acquire through open-market transactions) up to 11 million shares of IEC common stock under dividend reinvestment and stock-based management incentive and employee benefit plans. We have acted as special counsel for WPLH, IES and IPC in connection with the Application and, as such counsel, we are familiar with the corporate proceedings taken by WPLH, IES and IPC in connection with the Transactions as described in the Application. Terms used herein and not defined herein shall have the respective meanings assigned thereto in the Application and the exhibits thereto.
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                  We have examined originals, or copies certified to our
satisfaction, of such corporate records of WPLH, IES and IPC, certificates of public officials, certificates of officers and representatives of WPLH, IES and IPC, and other documents as we have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates of officers of WPLH, IES and IPC, and other appropriate persons and statements contained in the Application and the exhibits thereto.

                  The opinions expressed below in respect of the Transactions described in the Application are subject to the following assumptions and conditions:

                           a. The Transactions shall have been duly authorized
                  and approved to the extent required by the governing corporate documents and applicable state law by the Boards of Directors and shareholders of WPLH, IES and IPC.

                           b. All required approvals, authorizations, consents,
                  certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions (including the approval and authorization of the Commission under the Act) shall have been obtained or made, as the case may be, and remain in effect; the Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions as described in the Application; and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

                           c. A certificate of incorporation for Services shall
                  have been duly and validly filed with the Secretary of State of the State of Iowa, and such other corporate formalities as are required by Iowa law for the organization of a corporation shall have been taken.

                           d. No act or event other than as described herein
                  shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                           e. The consummation of the Transactions as described
                  in the Application shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of such opinions of other counsel, qualified to practice in jurisdictions pertaining to the Transactions in which we are not admitted to practice, as we may deem appropriate.

                  Based upon the foregoing, and subject to the assumptions and conditions set forth above, and having regard to legal considerations which we deem relevant, we are of the opinion

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that, in the event that the proposed Transactions are consummated in accordance with the Application:
                           1. The Transactions will be carried out in accordance
                  with the provisions of the Application.

                           2. All state laws (other than the state securities or
                  "blue sky" laws of various states as to which we express no opinion) applicable to the proposed Transactions will have been complied with.



                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                           Very truly yours,



                                           Milbank, Tweed, Hadley & McCloy

MDD/

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